Registration No. 333-191694

Registration No. 333-191761

Registration No. 333-209118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Prudential Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	46-2935427
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1834 West Oregon Avenue, Philadelphia, Pennsylvania	19145
(Address of Principal Executive Offices))	(Zip Code

Prudential Bancorp, Inc. 2014 Stock Incentive Plan Prudential Bancorp, Inc. 2008 Stock Option Plan Prudential Savings Bank Employees’ Savings & Profit Sharing Plan and Trust
(Full Title of the Plans)
Dennis Pollack President and Chief Executive Officer Prudential Bancorp, Inc. 1834 West Oregon Avenue Philadelphia, Pennsylvania 19145 (215) 755-1500	Copies to: Philip R. Bevan, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statements on Form S-8 of Prudential Bancorp, Inc. (the “Company”) (together, the “Registration Statements”):

●	Registration Statement No. 333-209118 registering 999,800 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company under the Company’s 2014 Stock Incentive Plan;

●	Registration Statement No. 333-191761 registering 533,808 shares of Common Stock of the Company under the Company’s 2008 Stock Option Plan; and

●

Registration No. 333-191694 registering 300,000 shares of Common Stock of the Company and related plan participation interests under the Prudential Saving’s Bank Employees’ Savings & Profit Sharing Plan and Trust.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 1, 2022, by and between the Company and Fulton Financial Corporation (“Fulton”), the Company is being merged with and into Fulton, effective as of 12:01 a.m. on July 1, 2022 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock of the Company (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into the right to receive, (i) $3.65 in cash and (ii) 0.7974 of a share of Fulton common stock.

       As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company and any related plan participation interests registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on this 30th day of June 2022.

PRUDENTIAL BANCORP, INC. By: /s/Dennis Pollack
Dennis Pollack President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.